Exhibit 99.2

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

The Board of Directors

Realty Income Corporation

600 La Terraza Boulevard

Escondido, California 92025

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 5, 2012, to the Board of Directors of Realty Income Corporation (“Realty Income”) as Annex E to, and reference thereto under the headings “SUMMARY—Opinions of Financial Advisors—Opinions of Realty Income’s Financial Advisors—Wells Fargo Securities, LLC” and “THE MERGER—Opinions of Realty Income’s Financial Advisors—Wells Fargo Securities, LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Realty Income and American Realty Capital Trust, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Realty Income. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC
WELLS FARGO SECURITIES, LLC

October 1, 2012